EX-FILING FEES

CALCULATION OF FILING FEE TABLE

Form S-3

(Form Type)

Kimbell Royalty Partners, LP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid (Primary)	Limited Partnership Interests	Common Units representing limited partner interests	–		–		–		–		–	–
	Limited Partnership Interests	Preferred Units representing limited partner interests	–		–		–		–		–	–
	Limited Partnership Interests	Partnership Securities representing limited partner interests	–		–		–		–		–	–
	Other	Warrants	–		–		–		–		–	–
	Other	Rights	–		–		–		–		–	–
	Unallocated (Universal) Shelf		–		–		–		–		–	–
Fees to Be Paid (Secondary)	Limited Partnership Interests	Common Units representing limited partner interests	457	(c)	21,566,025	(1)	–	(2)	$329,097,542	(3)	0.00011020	$36,266.55	(4)
Fees Previously Paid	–	–	–		–		–		–		–	–
Carry Forward Securities
Carry Forward Securities	–	–	–		–		–		–		–	–
	Total Offering Amounts								$329,097,542			$36,266.55
	Total Fees Previously Paid											–
	Total Fee Offsets											-
	Net Fee Due											$36,266.55

(1)	All of the common units representing limited partner interests in the registrant ("common units") are for the accounts of the selling unitholders named in the prospectus contained in the registration statement to which this exhibit is attached (the "2023 Registration Statement"). In addition, pursuant to Rule 416(a) under the Securities Act, the common units being registered for the selling unitholders include such indeterminate number of common units as may be issuable as a result of unit splits, unit dividends or similar transactions.

(2)	With respect to the offering of common units by the selling unitholders named herein, the proposed maximum offering price per common unit will be determined from time to time in connection with, and at the time of, the sale by the holder of such securities.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price is based on the average of the high and low sale prices for the common units on September 21, 2023, as reported on the New York Stock Exchange.

(4)	Calculated in accordance with Rule 457(c) under the Securities Act.